  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  NOVEMBER 21, 1997

                                               REGISTRATION NO. 333-__________

                                               REGISTRATION NO. 333-_______-01
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                         ----------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         ----------------------------

           INTRUST FINANCIAL CORPORATION                                            INTRUST CAPITAL TRUST
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)               (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)
                     KANSAS                                                                 DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)    (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                     48-0937376                                                             43-1798058
        (I.R.S. EMPLOYER IDENTIFICATION NO.)                                   (I.R.S. EMPLOYER IDENTIFICATION NO.)

     105 NORTH MAIN STREET, BOX ONE, WICHITA, KANSAS 67202 (316) 383-1111

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
         REGISTRANT'S AND CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                   -----------------------------------------
                                C. Q. CHANDLER
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                         INTRUST FINANCIAL CORPORATION
                        105 NORTH MAIN STREET, BOX ONE
                             WICHITA, KANSAS 67202
                                (316) 383-1111

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                   -----------------------------------------
                                WITH COPIES TO:

             FREDERICK W. SCHERRER, ESQ.                                 THOMAS C. ERB, ESQ.
                    BRYAN CAVE LLP                                   LEWIS, RICE & FINGERSH, L.C.
            211 NORTH BROADWAY, SUITE 3600                          500 NORTH BROADWAY, SUITE 2000
               ST. LOUIS, MO 63102-2750                               ST. LOUIS, MISSOURI 63102
                    (314) 259-2000                                          (314) 444-7600

                       --------------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                            CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                    AMOUNT         PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
    TITLE OF EACH CLASS OF          TO BE           OFFERING PRICE              AGGREGATE          REGISTRATION
 SECURITIES TO BE REGISTERED      REGISTERED           PER UNIT              OFFERING PRICE             FEE
---------------------------------------------------------------------------------------------------------------
Preferred Securities of
  INTRUST Capital Trust<F1>...  2,300,000<F1>           $25.00               $57,500,000<F1>        $17,424<F2>
---------------------------------------------------------------------------------------------------------------
Subordinated Debentures of
  INTRUST Financial
  Corporation<F3>.............     <F3><F4>
---------------------------------------------------------------------------------------------------------------
Guarantee of INTRUST Financial
  Corporation, with respect to
  Preferred Securities<F4>....       <F4>
===============================================================================================================

<F1> Includes 300,000 Preferred Securities which may be sold by INTRUST Capital
     Trust to cover over-allotments.
<F2> The registration fee is calculated in accordance with Rule 457(n) under the Securities Act of 1933, as amended.
<F3> The Subordinated Debentures will be purchased by INTRUST Capital Trust with the proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities of INTRUST Capital Trust upon its dissolution and the distribution of its assets.
<F4> This Registration Statement is deemed to cover the Subordinated Debentures of INTRUST Financial Corporation, the rights of holders of Subordinated Debentures of INTRUST Financial Corporation under the Indenture, and the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by INTRUST Financial Corporation. No separate consideration will be received for the Guarantee.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

*******************************************************************************
*INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        *
*REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED           *
*WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT        *
*BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE              *
*REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT          *
*CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY           *
*NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH        *
*SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO                  *
*REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH          *
*STATE.                                                                       *
*******************************************************************************

               SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1997

PROSPECTUS

                        2,000,000 PREFERRED SECURITIES
                             INTRUST CAPITAL TRUST

                                                                   INTRUST BANK

                     % CUMULATIVE TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY

                         INTRUST FINANCIAL CORPORATION
                              -------------------
                 $50,000,000     % SUBORDINATED DEBENTURES OF
                         INTRUST FINANCIAL CORPORATION
                              -------------------

    The    % Cumulative Trust Preferred Securities (the "Preferred
Securities") offered hereby represent preferred undivided beneficial interests in the assets of INTRUST Capital Trust, a statutory business trust created under the laws of the State of Delaware ("INTRUST Capital"). INTRUST
Financial Corporation, a Kansas corporation (the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of INTRUST Capital.
                                                       (continued on next page)

    Application has been made to have the Preferred Securities listed for
trading on the American Stock Exchange, Inc. under the symbol "   .PR."

                       --------------------------------

  SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                         ----------------------------

THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS,
     ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NON-BANKING
       AFFILIATE OF THE COMPANY (EXCEPT TO THE EXTENT THAT PREFERRED
       SECURITIES ARE GUARANTEED BY THE COMPANY AS DESCRIBED HEREIN),
             ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
              CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND
                 INVOLVE INVESTMENT RISKS, INCLUDING
                     POSSIBLE LOSS OF PRINCIPAL.

                       --------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                          CRIMINAL OFFENSE.

==================================================================================================================
                                                       PRICE TO           UNDERWRITING          PROCEEDS TO
                                                        PUBLIC           COMMISSION<F1>     INTRUST CAPITAL<F2>
Per Preferred Security..........................        $25.00                <F2>                $25.00
------------------------------------------------------------------------------------------------------------------
Total<F3>.......................................      $50,000,000             <F2>              $50,000,000
==================================================================================================================

<F1> INTRUST Capital and the Company have each agreed to indemnify the
     Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

<F2> In view of the fact that the proceeds of the sale of the Preferred
     Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriters as compensation for its arranging the
     investment therein of such proceeds $    per Preferred Security, or $
     in the aggregate ($    if the over-allotment option is exercised in full).
     See "Underwriting." The Company has also agreed to pay the expenses of
     the offering estimated to be $    .

<F3> INTRUST Capital has granted the Underwriters an option exercisable within
     30 days from the date of this Prospectus to purchase up to 300,000 additional Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Preferred Securities are purchased, the total Price to Public and Proceeds to INTRUST Capital will be $57,500,000.

                   -----------------------------------------

    The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by it, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made
on or about                 , 1997.

                          STIFEL, NICOLAUS & COMPANY
                                 INCORPORATED

          , 1997

(continued from previous page)

    State Street Bank and Trust Company is the Property Trustee (as defined herein) of INTRUST Capital. INTRUST Capital exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent
amount of      % Subordinated Debentures (the "Subordinated Debentures") of
the Company. The Subordinated Debentures will mature on December 31, 2027, which date may be (i) shortened to a date not earlier than December 31, 2002, or (ii) extended to a date not later than December 31, 2036, in each case if certain conditions are met (including, in the case of shortening the Stated Maturity (as defined herein), the Company having received prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

    Holders of Preferred Securities are entitled to receive preferential
cumulative cash distributions, at the annual rate of      % of the liquidation
amount of $25 per Preferred Security (the "Liquidation Amount"), accruing
from                 , 1997, the date of original issuance, and payable
quarterly in arrears on the last day of March, June, September and December of each year, commencing March 31, 1998 (the "Distributions"). The Company has the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period (each, an
"Extension Period"); provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. WHILE THE COMPANY INTENDS TO TAKE THE POSITION THAT THE SUBORDINATED DEBENTURES WILL NOT BE DEEMED TO BE ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"), DURING AN EXTENSION PERIOD, INTEREST ON THE SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED WILL ACCUMULATE) AT THE RATE
OF      % PER ANNUM, COMPOUNDED QUARTERLY, AND HOLDERS OF THE PREFERRED
SECURITIES WILL BE REQUIRED TO INCLUDE INTEREST INCOME AS OID IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. A HOLDER OF PREFERRED SECURITIES WHO DISPOSES OF ITS PREFERRED SECURITIES BETWEEN RECORD DATES FOR PAYMENTS OF DISTRIBUTIONS (AND CONSEQUENTLY DOES NOT RECEIVE A DISTRIBUTION FROM INTRUST CAPITAL FOR THE PERIOD PRIOR TO SUCH DISPOSITION) WILL NEVERTHELESS BE REQUIRED TO INCLUDE ACCRUED BUT UNPAID INTEREST OR OID, IF ANY, ON THE SUBORDINATED DEBENTURES THROUGH THE DATE OF DISPOSITION IN ORDINARY INCOME AND TO ADD THE AMOUNT OF ANY ACCRUED OID TO ITS ADJUSTED TAX BASIS IN ITS PRO RATA SHARE OF THE UNDERLYING SUBORDINATED DEBENTURES DEEMED DISPOSED OF. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," "Certain Federal
Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Disposition of Preferred Securities."

    The Company and INTRUST Capital believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of INTRUST Capital under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by INTRUST Capital, as described herein. See "Description of the Guarantee--General." If the Company does not make interest payments on the Subordinated Debentures held by INTRUST Capital, INTRUST Capital will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when INTRUST Capital does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal

                                                       (continued on next page)

(continued from previous page)

proceeding directly against the Company pursuant to the terms of the Indenture to enforce payments of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations (each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

    The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after December 31, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Preferred Securities--Redemption."

    The Company has the right at any time to dissolve, wind-up or terminate INTRUST Capital subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. In the event of the voluntary or involuntary dissolution, winding up or termination of INTRUST Capital, after satisfaction of liabilities to creditors of INTRUST Capital as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination."

                       --------------------------------

    The Company will provide Quarterly Reports containing unaudited financial statements to the holders of Preferred Securities if such reports are furnished to the holders of the Company's common stock, and Annual Reports containing financial statements audited by the Company's independent auditors. The Company will also furnish Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q free of charge to holders of Preferred Securities who so request in writing addressed to the Secretary of the Company.

                       --------------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE OVERALLOTMENT, STABILIZING TRANSACTIONS, THE PURCHASE OF PREFERRED SECURITIES TO COVER SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF SUCH ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 [INSERT MAP]

                              PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere (or incorporated by reference) in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

GENERAL

    INTRUST Financial Corporation (the "Company") is a Kansas corporation and registered bank holding company headquartered in Wichita, Kansas. At September 30, 1997 the Company had total assets of $1.8 billion and total stockholders' equity of $129.7 million. The Company's principal subsidiaries, INTRUST Bank, N.A. and Will Rogers Bank (collectively the "Subsidiary Banks") operate 33 banking locations. INTRUST Bank, N.A. ("IBNA") operates 30 banking locations, with 26 of these offices located in Wichita and surrounding communities and 4 locations in Johnson County, Kansas and surrounding areas. Will Rogers Bank ("WRB") maintains 3 locations in Oklahoma City, Oklahoma and surrounding communities. The Subsidiary Banks, through these banking locations, offer a broad range of consumer and commercial banking services to their customers.

    The principal executive office of the Company is located at 105 North Main, Box One, Wichita, Kansas 67202, and its telephone number is (316) 383-1111.

BUSINESS OBJECTIVES AND STRATEGY

    The Company has identified several business objectives designed to enhance financial performance as measured by earnings and returns on equity and assets. The principal objectives of the Company are to (i) provide exceptional customer service, (ii) increase market share in existing markets and identify new markets, (iii) diversify income sources, and (iv) maintain credit quality standards while increasing earning asset balances. The Company has employed the following strategies in furtherance of its business objectives:

*   Provide exceptional customer service

    The Company employs a business strategy that is generally known in the industry as community banking. Under this strategy the Company provides a broad line of financial products and services to small and medium-sized businesses and consumers through full-service community banking offices. This business strategy centers around relationship banking and seeks to position the Company as the primary provider of financial services to its customers. A key element of this strategy is to develop and maintain efficient and convenient delivery systems for the Company's products and services. Examples of the Company's progressive efforts toward this goal include its position as the first bank located within the leading supermarket chain in the Wichita market and the introduction of on-line banking products which allow both its commercial and consumer customers to access products and services via the Internet on an on-line / real-time basis. Additionally, the Company maintains an extensive ATM network and comprehensive telephone banking call center.

* Increase market share in each market served and identify new market opportunities

    The current consolidation occurring within the banking industry has created opportunities for the Subsidiary Banks to increase their market share of both loans and deposit products, and the Company believes that the uncertainty and customer dislocation created by this consolidation affords additional opportunities to further expand its market share within its principal markets. Within the consumer lending area, the Company has, during 1997, focused its efforts in those markets where it believes it has both a competitive advantage and a significant presence in the marketplace. Additionally, the Company seeks to expand into contiguous markets which meet certain characteristics identified by management relating to demographics, population, business potential and proximity to existing markets.

*   Diversify income sources

    The Company has expanded its fee-based businesses in the past two years, as it has sought to become less interest-margin dependent. Taking advantage of certain competitors exiting the market, IBNA invested in the establishment of a business unit that manages proprietary mutual funds and is engaged in offering employee benefit plan services to small and mid-sized commercial customers. The Company also has aggressively marketed its traditional trust services and debt administration capabilities. These efforts have resulted in a significant increase in assets under management. The Company believes further expansion opportunities exist in wealth management business activities and intends to pursue efforts to further develop this line of business.

*   Maintain credit quality standards while increasing earning asset balances

    Due to the aforementioned consolidation of banking organizations within the Company's primary markets, the Company has been opportunistic in expanding its commercial and consumer loan portfolios. Within this framework, the Company's primary objective has been to maintain credit quality standards within defined risk parameters. In furtherance of this objective, the Company recognized during 1995 that its national credit card portfolio was underperforming acceptable profitability measures due to higher than anticipated delinquency rates and charge-off experience. Accordingly, during 1996 and the second quarter of 1997 the Company made provisions for credit card valuation write-downs in order to bring the national credit card portfolio balance to its fair market value. This portfolio was subsequently sold and the Company anticipates no further effects on income due to the national credit card portfolio. Additionally, the Company has no plans to market its credit card product line on a national basis in the future.


OWNERSHIP

    As of October 14, 1997, the directors and executive officers of the Company and their immediate families owned approximately 31.6% of the Company's common stock.

                                INTRUST CAPITAL

    INTRUST Capital is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of November 19, 1997, executed by the Company, as depositor, and the trustees of INTRUST Capital (together with the Property Trustee, the "Trustees"), and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on November 19, 1997. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of INTRUST Capital. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities." INTRUST Capital exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of INTRUST Capital, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures and payments thereunder will be the only assets of INTRUST Capital and payments under the Subordinated Debentures will be the only revenue of INTRUST Capital. INTRUST Capital has a term of 55 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of INTRUST Capital is 105 North Main Street, Box
One, Wichita, Kansas 67202, and its telephone number is (316) 383-1111.

    The number of Trustees will, pursuant to the Trust Agreement, initially be five. Three of the Trustees (the "Administrative Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). State Street Bank and Trust Company, a state chartered trust company organized under the laws of the Commonwealth of Massachusetts, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, State Street Bank and Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Wilmington Trust Company, a Delaware chartered trust company, will act as Delaware Trustee.

    The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. The Company will pay all fees and expenses related to INTRUST Capital and the offering of the Trust Securities.

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                                 THE OFFERING


Securities Offered............ 2,000,000 Preferred Securities having a Liquidation Amount of $25 per Preferred Security.
                               The Preferred Securities represent preferred undivided beneficial interests in the assets of INTRUST Capital, which will consist solely of the Subordinated Debentures and payments thereunder. INTRUST Capital has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 300,000 Preferred Securities at the initial offering price, solely to cover over-allotments, if any.

Distributions................. The Distributions payable on each Preferred Security will be fixed at a rate per annum
                               of      % of the Liquidation Amount of $25 per Preferred Security, will be cumulative,
                               will accrue from                 , 1997, the date of original issuance of the Preferred
                               Securities, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 1998. See "Description of the
                               Preferred Securities--Distributions--Payment of Distributions."

Option to Extend Interest
  Payment Period.............. The Company has the right, at any time, so long as no Debenture Event of Default has occurred and is continuing, to defer payments of interest on the Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided, that no Extension
                               Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a
                               consequence of the extension by the Company of the interest payment period, quarterly Distributions on the Preferred Securities will be deferred
                               (though such Distributions would continue to accrue with interest thereon compounded quarterly, since interest will continue to accrue and compound on the Subordinated
                               Debentures) during any such Extension Period. During an Extension Period, the Company
                               will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the foregoing requirements. See "Description of the
                               Preferred Securities--Distributions--Extension Period" and "Description of the
                               Subordinated Debentures--Option to Extend Interest Payment Period."

                               Should an Extension Period occur, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. See "Certain Federal Income Tax Consequences--Potential
                               Extension of Interest Payment Period and Original Issue Discount."

Optional Redemption........... The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after December 31, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an
                               Investment Company Event, in each case at the redemption price equal to 100% of the principal amount of the Subordinated Debenture, together with any accrued but unpaid interest to the date fixed for redemption. See "Description of the Subordinated
                               Debentures--Redemption."

                                       5

Distribution of Subordinated
  Debentures.................. The Company has the right at any time to terminate INTRUST Capital and cause the
                               Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of INTRUST Capital, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities--
                               Redemption" and "Description of the Preferred Securities--Liquidation Distribution Upon
                               Termination."

Guarantee..................... The Company has guaranteed the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by INTRUST Capital, as described herein. The Company and INTRUST Capital believe that, taken together, the obligations of the Company under the Guarantee, the Trust
                               Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of INTRUST Capital under the Preferred Securities. The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and
                               Additional Senior Obligations of the Company. If the Company does not make principal or interest payments on the Subordinated Debentures, INTRUST Capital will not have sufficient funds to make distributions on the Preferred Securities; in which event, the
                               Guarantee will not apply to such Distributions until INTRUST Capital has sufficient funds available therefor. See "Description of the Guarantee."

Voting Rights................. The holders of the Preferred Securities will have no voting rights except in limited circumstances. If any Distributions payable on the Preferred Securities are in arrears for six quarterly periods, then the holders of the Preferred Securities, voting separately as a class, will be entitled at the next regular or special meeting of shareholders of the
                               Company to elect two directors to the Board of Directors of the Company (such voting rights will continue until such time as the Distribution arrearage on the Preferred
                               Securities has been paid in full). The affirmative consent of the holders of at least
                               66 2/3% of the outstanding Preferred Securities will be required for amendments to the Trust
                               Agreement or the Guarantee that would adversely affect the rights or privileges of the holders of the Preferred Securities. See "Description of the Preferred Securities--Voting
                               Rights; Amendment of Trust Agreement."

Use of Proceeds............... The proceeds from the sale of the Preferred Securities offered hereby will be used by
                               INTRUST Capital to purchase the Subordinated Debentures issued by the Company. The
                               Company intends to use the net proceeds from the sale of the Subordinated Debentures for general corporate purposes including, without limitation, the repurchase from time to time of the Company's common stock, the making of investments in or possibly acquiring businesses which enhance the Company's long-term growth or improve or expand the Company's products, services or markets and the funding of investments in or extensions of credit to the Company's subsidiaries and to enhance the Company's capital adequacy. Pending their application for any or all of such purposes, the net proceeds may be invested in investment grade financial instruments. See "Use of Proceeds" and "Capitalization."

American Stock Exchange,
   Inc........................ Application has been made to have the Preferred Securities listed for trading on the
                               American Stock Exchange, Inc. under the symbol "   .PR."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The consolidated financial data below summarizes historical consolidated financial information of the Company for the periods indicated and should be read in conjunction with the financial statements and other information included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference in this Prospectus. The unaudited consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, the Company's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1997, which is incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference." All adjustments considered necessary for a fair presentation have, in the opinion of management, been included in the unaudited interim data. Interim results for the nine months ended September 30, 1997 are not necessarily indicative of results which may be expected for future periods, including the year ending December 31, 1997.


                                    SEPTEMBER 30,
                                      UNAUDITED                          YEAR ENDED DECEMBER 31,
                                ----------------------  ----------------------------------------------------------
                                   1997        1996        1996        1995        1994        1993        1992
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED RESULTS OF
OPERATIONS:

  Interest income.............  $   97,641  $   99,466  $  132,463  $  127,919  $  110,383  $   98,825  $   96,313

  Interest expense............      44,423      42,132      56,436      53,460      38,267      34,253      38,368
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net interest income.........      53,218      57,334      76,027      74,459      72,116      64,572      57,945

  Provision for loan losses...       6,320      15,901      20,151      18,118       2,962       5,596       8,906

  Credit card valuation
    write-down................       4,645          --      17,475          --          --          --          --
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net interest income after
    provision for loan
    losses....................      42,253      41,433      38,401      56,341      69,154      58,976      49,039

  Other noninterest income....      30,984      24,942      33,768      33,620      26,888      24,224      20,565

  Noninterest expense.........      54,971      51,276      70,438      71,195      66,189      57,420      47,224
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before income tax
    expense...................      18,266      15,099       1,731      18,766      29,853      25,780      22,380

  Income tax expense..........       6,521       5,406          51       6,379      10,884       8,154       6,546
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before cumulative
    effect of accounting
    change....................      11,745       9,693       1,680      12,387      18,969      17,626      15,834

  Cumulative effect of
    accounting change.........          --          --          --          --          --          --       1,679
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income..................  $   11,745  $    9,693  $    1,680  $   12,387  $   18,969  $   17,626  $   17,513
                                ==========  ==========  ==========  ==========  ==========  ==========  ==========
PER SHARE DATA:

  Net income (primary)........  $     5.34  $     4.20  $     0.74  $     5.28  $     8.00  $     7.40  $     7.31

  Net income (fully
    diluted)..................        4.75        3.80        0.74        4.77        7.10        6.59        6.52

  Cash dividends declared.....        1.05        0.95        1.55        1.50        2.50        1.50        2.00

  Book value..................       59.64       59.71       55.37       57.81       54.01       48.51       42.62

  Dividend payout ratio.......       19.66%      22.62%     210.81%      28.40%      31.25%      20.28%      27.31%

SELECTED BALANCE SHEET DATA:

  Assets......................  $1,797,590  $1,662,172  $1,721,402  $1,666,984  $1,519,117  $1,523,868  $1,251,610

  Securities<F1>..............     286,114     324,313     295,638     320,246     276,779     341,561     320,376

  Loans and leases............   1,235,056   1,141,265   1,054,112   1,055,796   1,057,238     973,222     755,487

  Allowance for loan and lease
    losses....................      17,901      27,452      15,536      25,892      19,886      21,793      16,099

  Deposits....................   1,436,663   1,357,442   1,428,395   1,367,141   1,276,076   1,283,284   1,066,323

  Long term debt, excluding
    current portion...........      26,219      26,505      26,379      29,664      32,450      35,080      12,700

  Stockholders' equity........     129,706     132,704     122,094     135,163     127,590     115,529     101,616

PERFORMANCE RATIO:

  Return on average equity....       12.44%       9.93%       1.23%       9.34%      14.91%      16.64%      18.32%

  Return on average assets....        0.90%       0.80%       0.10%       0.79%       1.23%       1.31%       1.51%

  Net interest income (fully
    taxable equivalent).......        4.60%       5.09%       5.07%       5.30%       5.25%       5.34%       5.50%

ASSET QUALITY RATIOS:

  Allowance for loan losses to
    loans.....................        1.45%       2.41%       1.47%       2.45%       1.88%       2.24%       2.13%

  Non-performing assets to
    total loans...............        0.51%       0.78%       1.03%       0.89%       0.59%       0.53%       0.83%

  Net loan losses to average
    loans.....................        0.34%       1.31%       1.70%       1.18%       0.50%       0.42%       1.07%

CAPITAL RATIOS:

  Average equity to average
    assets....................        7.19%       8.09%       8.14%       8.41%       8.26%       7.85%       8.23%

  Tier 1 risk-based capital
    ratio.....................        7.90%       7.32%       7.80%       8.80%       9.19%       8.92%      11.14%

  Total risk-based capital
    ratio.....................        9.46%       8.87%       8.90%      10.60%      11.27%      11.29%      13.78%

  Leverage ratio..............        6.42%       6.32%       6.30%       6.70%       7.10%       6.42%       7.73%

RATIO OF EARNINGS TO FIXED
CHARGES:<F2>

  Including interest on
    deposits..................        1.41x       1.36x       1.03x       1.35x       1.78x       1.75x       1.58x

  Excluding interest on
    deposits..................        3.33x       3.20x       1.19x       3.27x       6.85x       8.77x       8.90x

----------

<F1> Includes market value adjustment on available-for-sale securities.

<F2> Earnings consist of income before income tax plus interest expense. Fixed charges consist of interest expense, amortization of debt issuance costs and the interest component of rent expense. The Company does not currently have any preferred stock outstanding.

                                 RISK FACTORS

    Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors in evaluating the Company and its business and INTRUST Capital before purchasing the Preferred Securities offered hereby. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that actual results could differ materially from those contemplated by such statements. The considerations listed below represent certain important factors the Company believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Company and INTRUST Capital. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Company and INTRUST Capital to a greater extent than indicated.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

  RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED DEBENTURES

    The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company, whether now existing or hereinafter incurred. At September 30, 1997, the aggregate outstanding Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company was approximately $36.7 million. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Subsidiary Bank upon such Subsidiary Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that Subsidiary Bank, except to the extent that the Company may itself be recognized as a creditor of that Subsidiary Bank. The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the Subsidiary Banks and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior Obligations, that may be incurred by the Company. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Subordinated Debentures--Subordination."

    The ability of INTRUST Capital to pay amounts due on the Preferred Securities is dependent solely upon the Company making payments on the Subordinated Debentures as and when required.

  OPTION TO EXTEND INTEREST PAYMENT PERIOD, TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

    The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period; provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by INTRUST Capital will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the
rate of      % per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension

Period, the Company may further defer the payment of interest; provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with
interest thereon at the annual rate of      % compounded quarterly, to the
extent permitted by applicable law), the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Preferred Securities--Distributions--Extension Period" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

    Should an Extension Period occur, each holder of Preferred Securities will be required to accrue and recognize income (in the form of OID) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by INTRUST Capital for United States federal income tax purposes. A holder of Preferred Securities must, as a result, include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from INTRUST Capital if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Should the Company elect, however, to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which OID accrues that are not subject to such optional deferrals.

  TAX EVENT, CAPITAL TREATMENT EVENT OR INVESTMENT COMPANY EVENT; REDEMPTION

    The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (whether occurring before or after December 31, 2002), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve.

    "Tax Event" means the receipt by INTRUST Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) INTRUST Capital is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) INTRUST Capital is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

    "Capital Treatment Event" means the receipt by INTRUST Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to or any change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company;

provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis for a Capital Treatment Event if such inability results from the Company having cumulative preferred stock, minority interests in consolidated subsidiaries, or any other class of security or interest which the Federal Reserve now or may hereafter afford Tier 1 Capital treatment in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

    "Investment Company Event" means the receipt by INTRUST Capital of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, INTRUST Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company
Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities.

  SHORTENING OR EXTENSION OF STATED MATURITY OF SUBORDINATED DEBENTURES

    The Company has the right, at any time, to shorten the maturity of the Subordinated Debentures to a date not earlier than December 31, 2002. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company also has the right to extend the maturity of the Subordinated Debentures (whether or not INTRUST Capital is terminated and the Subordinated Debentures are distributed to holders of the Preferred Securities) to a date no later than December 31, 2036, a date approximately 39 years after the initial issuance of the Preferred
Securities. Such right may only be exercised, however, if at the time such election is made and at the time of such extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) INTRUST Capital is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. See "Description of the Subordinated Debentures--General."

  RIGHTS UNDER THE GUARANTEE

    The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by INTRUST Capital, (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that INTRUST Capital has funds available therefor at such time, (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that INTRUST Capital has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of INTRUST Capital (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent INTRUST Capital has funds available therefor at such time, and (b) the amount of assets of INTRUST Capital remaining available for distribution to holders of the Preferred Securities in liquidation of INTRUST Capital. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against INTRUST Capital, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, INTRUST Capital would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default.

In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by the Holders of Preferred Securities," "Description of the Subordinated Debentures--Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

  NO VOTING RIGHTS EXCEPT IN LIMITED CIRCUMSTANCES

    Holders of Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Preferred Securities and the exercise of the rights of INTRUST Capital as holder of the Subordinated Debentures and the Guarantee. If any Distributions payable on the Preferred Securities are in arrears for six quarterly periods, then the holders of the Preferred Securities, voting separately as a class, will be entitled at the next regular or special meeting of shareholders of the Company to elect two directors to the Board of Directors of the Company (such voting rights will continue until such time as the Distribution arrearage on the Preferred Securities has been paid in full). The affirmative consent of the holders of at least 66-2/3% of the outstanding Preferred Securities will be required for amendments to the Trust Agreement or the Guarantee that would adversely affect the rights or privileges of the holders of the Preferred Securities. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that INTRUST Capital will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "Description of the Preferred Securities--Removal of INTRUST Capital Trustees."

  RECENT TAX LEGISLATION

    Certain legislative proposals were made in 1996 and 1997 which, if enacted, could have adversely affected the ability of the Company to deduct interest paid on the Subordinated Debentures. These proposals were not, however, incorporated into the legislation enacted on August 5, 1997 as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, December 31, 2002. See "Description of the Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Certain Federal
Income Tax Consequences--Effect of Recent Changes in Tax Laws."

  REDEMPTION; EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

    The Company has the right at any time to dissolve, wind-up or terminate INTRUST Capital and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of INTRUST Capital. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by INTRUST Capital, in which event INTRUST Capital will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

    Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of INTRUST Capital would not be a taxable event to holders of the Preferred Securities. If, however, INTRUST Capital were to be recharacterized as an association taxable as a corporation at the time of the dissolution of INTRUST Capital, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon occurrence of a Tax Event, a dissolution of INTRUST Capital in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of INTRUST Capital."

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of INTRUST Capital. The Preferred Securities or the Subordinated Debentures, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

    If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of INTRUST Capital, the Company will use its best efforts to list the Subordinated Debentures on the American Stock Exchange, Inc. or such stock exchanges, if any, on which the Preferred Securities are then listed.

  TRADING PRICE; ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES

    The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from INTRUST Capital for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Disposition of Preferred Securities."

    There is no current public market for the Preferred Securities. Although application has been made to list the Preferred Securities for trading on the American Stock Exchange, Inc., there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

  PREFERRED SECURITIES ARE NOT INSURED

    The Preferred Securities are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or by any other governmental agency.

RISK FACTORS RELATING TO THE COMPANY

  ADVERSE CHANGES IN THE ECONOMY

    The Company's profitability is dependent on the profitability of its principal subsidiary, IBNA. IBNA's principal service area has been identified as the Wichita, Kansas MSA. IBNA's profitability is therefore dependent on the economic vitality of this region. While IBNA's customers within the region are widely diversified, there can be no assurance that the Company would be able to withstand adverse changes in the Wichita economy should they occur, or that adverse developments in the national economy would not adversely affect the Company's financial condition or results of operations. Accordingly, the Company will remain subject to risks associated with prolonged declines in either the local or national economy.

  ADVERSE CHANGES IN INTEREST RATES

    With banking as its principal business, the Company has exposure to changes in interest rates, as its assets and liabilities will not necessarily reprice at the same time in a changing interest rate environment. In addition, changes in interest rates may impact the Company with respect to its ability to attract deposits. The Company believes its existing balance sheet structure is appropriate and will allow the Company to maintain acceptable interest margins in various interest rate environments. There can be no assurance, however, that competitive factors will not result in a change in the composition of the balance sheet, or that interest rate movements will not negatively impact the financial condition or results of operations of the Company. Further, should its ability to attract deposits be diminished because of movements in interest rates, the Company would be required to access secondary funding sources, which would likely negatively impact the Company's net interest margin.

                                USE OF PROCEEDS

    INTRUST Capital will use the gross proceeds received from the sale of the Preferred Securities to purchase Subordinated Debentures from the Company. The Company intends to use the net proceeds from the sale of the Subordinated Debentures for general corporate purposes including, without limitation, the repurchase from time to time of the Company's common stock, the making of investments in or possibly acquiring businesses which enhance the Company's long-term growth or improve or expand the Company's products, services or markets, the funding of investments in or extensions of credit to the Company's subsidiaries and to enhance the Company's capital adequacy.
Although the Company evaluates possible acquisitions from time to time, as of the date of this Prospectus the Company is not engaged in negotiating any acquisitions. Pending their application for any or all of such purposes, the net proceeds may be invested in investment grade financial instruments. See "Capitalization."

                      MARKET FOR THE PREFERRED SECURITIES

    Application has been made to have the Preferred Securities listed for
trading on the American Stock Exchange, Inc. under the symbol "   .PR."
There can be no assurance, however, that an active and liquid trading market will develop or, if developed, that such a market will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. See "Underwriting."

                             ACCOUNTING TREATMENT

    INTRUST Capital will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of INTRUST Capital will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate category of long-term debt in the consolidated balance sheet of the Company under the caption "Guaranteed preferred beneficial interests in the Company's Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to consolidated financial statements. The Company will record Distributions payable on the Preferred Securities as an expense in its consolidated statements of operations for financial reporting purposes.

    All future reports of the Company filed under the Exchange Act while the Preferred Securities are outstanding will (a) present the Trust Securities issued by INTRUST Capital on the balance sheet as a separate category of long-term debt item entitled "Guaranteed preferred beneficial interests in the Company's subordinated debentures," (b) include in a footnote to the financial statements disclosure that the sole assets of INTRUST Capital are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures), and (c) include in an audited footnote to the financial statements disclosure that the Company owns all of the Common Securities of INTRUST Capital, the sole assets of INTRUST Capital are the Subordinated Debentures, and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of INTRUST Capital under the Preferred Securities.

                                CAPITALIZATION

    The following table sets forth (i) the unaudited consolidated capitalization of the Company at September 30, 1997, and (ii) the unaudited consolidated capitalization of the Company giving effect to the issuance of the Preferred Securities hereby offered by INTRUST Capital and the receipt by the Company of the net proceeds from the corresponding sale of the Subordinated Debentures to INTRUST Capital (the "Offering"), as if the Offering had been consummated on September 30, 1997, and assuming the Underwriters' over-allotment option was not exercised.

                                            SEPTEMBER 30, 1997
                                       ----------------------------
                                                       AS ADJUSTED
                                       ACTUAL          FOR OFFERING
                                       ------          ------------
                                           (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:

  Notes payable....................     $ 15,000           $ 15,000

  Convertible capital notes........       11,219             11,219

  Guaranteed preferred beneficial
    interests in the Company's
    Subordinated Debentures........           --             50,000
                                        --------           --------

    Total long-term debt, excluding
      current portion..............       26,219             76,219

STOCKHOLDERS' EQUITY:

  Common stock, $5 par value;
    10,000,000 shares authorized,
    2,415,071 shares issued........       12,075             12,075

  Capital surplus..................       12,377             12,377

  Retained earnings................      121,807            121,807

  Cost of common stock in treasury,
    240,277 shares.................      (17,047)           (17,047)

  Unrealized securities gains, net
    of tax.........................          494                494
                                        --------           --------

    Total stockholders' equity.....      129,706            129,706
                                        --------           --------

    Total capitalization...........     $155,925           $205,925
                                        ========           ========

CAPITAL RATIOS:

  Stockholders' equity to total
    assets.........................         7.22%              7.02%

  Leverage ratio<F1><F2>...........         6.42%              8.56%

  Risk-based capital ratios<F2><F3>

    Tier 1 capital to risk-weighted
      assets.......................         7.90%             10.53%

    Total risk-based capital to
      risk-weighted assets.........         9.46%             12.51%

--------

<F1> The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory limits.

<F2> The capital ratios are computed including the total estimated net proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve calculation guidelines.

<F3> Federal Reserve guidelines for calculation of Tier 1 capital to risk-weighted assets limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital. Approxi-mately $37.8 million of the aggregate amount of the Preferred Securities offered hereby will be included as Tier 1 capital for the Company.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, State Street Bank and Trust Company, will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Trust Act, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of INTRUST Capital, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of INTRUST Capital and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by INTRUST Capital of any securities other than the Trust Securities or the incurrence of any indebtedness by INTRUST Capital.

    The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities, except as described under "--Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when INTRUST Capital does not have funds on hand available to make such payments. State Street Bank and Trust Company, as Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities. See "Description of the Guarantee."

DISTRIBUTIONS

  PAYMENT OF DISTRIBUTIONS. Distributions on each Preferred Security will be
payable at the annual rate of      % of the stated Liquidation Amount of $25,
payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will
accumulate from                 , 1997, the date of original issuance. The
first Distribution Date for the Preferred Securities will be March 31, 1998. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally due and payable. "Business Day" means any day other than a Saturday or a Sunday, a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

  EXTENSION PERIOD. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time, or from time to time (each, an "Extension Period"), which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum of
     % thereof, compounded quarterly from the relevant Distribution Date. "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided that such Extension Period may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

  SOURCE OF DISTRIBUTIONS. The funds of INTRUST Capital available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which INTRUST Capital will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent INTRUST Capital has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee." Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which will be the 15th day of the month in which the relevant Distribution Date occurs.

REDEMPTION

  GENERAL. The Subordinated Debentures will mature on December 31, 2027. The Company will have the right to redeem the Subordinated Debentures (i) on or after December 31, 2002, in whole at any time or in part from time to time, or
(ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from INTRUST Capital until after December 31, 2002. See "Description of the Subordinated Debentures--General."

  MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption
Date"). See "Description of the Subordinated Debentures--Redemption." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

  DISTRIBUTION OF SUBORDINATED DEBENTURES. Subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have the right at any time to dissolve, wind-up or terminate INTRUST Capital and, after satisfaction of the liabilities of creditors of INTRUST Capital as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of INTRUST Capital. See "--Liquidation Distribution Upon Termination."

  TAX EVENT REDEMPTION, CAPITAL TREATMENT EVENT REDEMPTION OR INVESTMENT COMPANY EVENT REDEMPTION. If a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event. In the event a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities has occurred and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities or to liquidate INTRUST Capital and cause the Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of INTRUST Capital as described below under "--Liquidation Distribution Upon Termination," such Preferred Securities will remain outstanding and Additional Payments (as defined herein) may be payable on the Subordinated Debentures.

    "Additional Payments" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by INTRUST Capital on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which INTRUST Capital has become subject as a result of a Tax Event.

    "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of INTRUST Capital, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause (ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debentures.

    "Liquidation Amount" means the stated amount of $25 per Trust Security.

    After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of INTRUST Capital were to occur. The Preferred Securities that an investor may purchase, or the Subordinated Debentures that an investor may receive on dissolution and liquidation of INTRUST Capital, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that INTRUST Capital has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

    If INTRUST Capital gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, eastern standard time, on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by INTRUST Capital, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by INTRUST Capital for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

    Subject to applicable law (including, without limitation, United States federal securities law), and further provided that the Company does not and is not continuing to exercise its right to defer interest payments on the Subordinated Debentures, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities will be made to the applicable recordholders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date will be the date 15 days prior to the Redemption Date or liquidation date, as applicable.

    If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common

Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

    In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

    The Company will have the right at any time to dissolve, wind-up or terminate INTRUST Capital and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

    Pursuant to the Trust Agreement, INTRUST Capital will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of (i) certain events of bankruptcy, dissolution or liquidation of the Company, (ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate INTRUST Capital (which direction is optional and wholly within the discretion of the Company, as depositor), (iii) redemption of all of the Preferred Securities as described under "--Redemption--Mandatory Redemption," or (iv) the entry of an order for the dissolution of INTRUST Capital by a court of competent jurisdiction.

    If an early termination occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, INTRUST Capital will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of INTRUST Capital as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of INTRUST Capital available for distribution to holders, after satisfaction of liabilities to creditors of INTRUST Capital as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because INTRUST Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by INTRUST Capital on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "--Subordination of Common Securities."

    Under current United States federal income tax law and interpretations and assuming, as expected, that INTRUST Capital is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of INTRUST Capital." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate INTRUST Capital and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

    If the Company elects to liquidate INTRUST Capital and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of INTRUST Capital, the Company will continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures--General."

LIQUIDATION VALUE

    The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of INTRUST Capital is $25 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

    Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures--Debenture Events of Default"); or

    (ii) default by INTRUST Capital in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by INTRUST Capital in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of INTRUST Capital. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF INTRUST CAPITAL TRUSTEES

    Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have power to appoint one or more Persons (as defined in the Trust Agreement) either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF INTRUST CAPITAL

    INTRUST Capital may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, except as described below. INTRUST Capital may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either
(a) expressly assumes all of the obligations of INTRUST Capital with respect to the Preferred Securities, or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed (including, if applicable, the American Stock Exchange, Inc.), if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither INTRUST Capital nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and (vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee, the Indenture, the Subordinated Debentures, the Trust Agreement and the Expense Agreement. Notwithstanding the foregoing, INTRUST Capital will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause INTRUST Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    Except as provided below and under "Description of the Guarantee--Voting Rights; Amendments and Assignment" and as otherwise required by the Trust Act, the Trust Agreement and the Guarantee, the holders of the Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) with respect to acceptance of appointment by a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement), (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that INTRUST Capital will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that INTRUST Capital will not be required to register as an "investment company" under the Investment
Company Act, or (iv) to reduce or increase the Liquidation Amount per Trust Security and simultaneously to increase or reduce the number of Trust Securities issued and outstanding solely for the purpose of maintaining the eligibility of the Preferred Securities for listing or quotation on any national securities exchange or other organization on which the Preferred Securities are then listed or quoted (including, if applicable, the American Stock Exchange, Inc.); provided, however, that in the case of clause (ii), such action may not adversely affect the interests of any holder of Trust Securities and that, in the case of clause (iv), the aggregate Liquidation Amount of the Trust Securities outstanding, upon completion of any such reduction or increase, must be the same as the aggregate Liquidation Amount of the Trust Securities outstanding immediately prior to any such reduction or increase, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities (or, in the case of an amendment pursuant to clause (iv), as of the date specified in the notice). The Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect INTRUST Capital's status as a grantor trust for United States federal income tax purposes or INTRUST Capital's exemption from status as an "investment company" under the Investment Company Act. The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by INTRUST Capital for amendments to the Trust Agreement that would adversely affect the rights or privileges of the holders of the Preferred Securities. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that INTRUST Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

    Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Preferred Securities will be required for INTRUST Capital to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee will, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities will be made by check mailed to the address of the holder entitled thereto as such address will appear on the register of holders of the Preferred Securities. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The paying agent for the Preferred Securities may resign as paying agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Administrative Trustees will appoint a successor (which must be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of INTRUST Capital, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. INTRUST Capital will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, upon the occurrence and during the continuance of an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate INTRUST Capital in such a way that INTRUST Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United

States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of INTRUST Capital or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

    Holders of the Preferred Securities have no preemptive or similar rights.

    The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                  DESCRIPTION OF THE SUBORDINATED DEBENTURES

    Concurrently with the issuance of the Preferred Securities, INTRUST Capital will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the
Indenture, to be dated as of                 , 1997 (the "Indenture"), between
the Company and State Street Bank and Trust Company, as trustee (the "Debenture Trustee"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    The Subordinated Debentures will be limited in aggregate principal amount to approximately $51,546,400 (or $59,278,375 if the option described under the heading "Underwriting" is exercised by the Underwriters), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities.
The Subordinated Debentures will bear interest at the annual rate of
     % of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date") beginning March 31, 1998, to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the last month of the calendar quarter. It is anticipated that, until the liquidation of INTRUST Capital, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of
     % thereof, compounded quarterly. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Payments, as applicable.

    The Subordinated Debentures will mature on December 31, 2027 (such date, as it may be shortened or extended as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than December 31, 2002, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. Such date may also be extended at any time at the election of the Company but in no event to a date later than December 31, 2036, provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) INTRUST Capital is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. In the event that the Company elects to shorten or extend the Stated Maturity of the Subordinated Debentures, it will give notice thereof to the Debenture Trustee, INTRUST Capital and to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from INTRUST Capital until after December 31, 2002, except if a Tax Event, a Capital Treatment Event or an Investment Company Event has occurred and is continuing.

    The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Subsidiary Bank, upon any such Subsidiary Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claim of creditors of such Subsidiary Bank, except to the extent that the Company may itself be recognized as a creditor of such Subsidiary Bank. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the Subsidiary Banks, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

    The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time (each, an "Extension Period"). The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual
rate of      %, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

    During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees),
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest will be due and payable during an Extension Period, except at the end thereof. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least two Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extension Period, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to the American Stock Exchange, Inc. (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day before such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

ADDITIONAL SUMS

    If INTRUST Capital or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay to the recordholders of the Subordinated Debentures as additional amounts (referred to herein as "Additional Payments") on the Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by INTRUST Capital after paying any such additional taxes, duties or other governmental charges will not be less than the amounts INTRUST Capital would have received had such additional taxes, duties or other governmental charges not been imposed.

REDEMPTION

    The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after December 31, 2002, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

    "Tax Event" means the receipt by INTRUST Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, (ii) INTRUST Capital is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, or (iii) INTRUST Capital is, or will be within 90 days after the date of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

    "Capital Treatment Event" means the receipt by INTRUST Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to or any change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company; provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis for a Capital Treatment Event if such inability results from the Company having cumulative preferred stock, minority interests in consolidated subsidiaries, or any other class of security or interest which the Federal Reserve now or may hereafter afford Tier I Capital Treatment in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

    "Investment Company Event" means the receipt by INTRUST Capital of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, INTRUST Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price for the Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

    The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

    As described under "Description of the Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of INTRUST Capital, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of INTRUST Capital after satisfaction of liabilities to creditors of INTRUST Capital as provided by applicable law. Any such distribution will be subject to receipt of prior approval by the Federal Reserve if then required under applicable policies or guidelines of the Federal Reserve. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of INTRUST Capital, the Company will use its best efforts to list the Subordinated Debentures on the American Stock Exchange, Inc. or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

    If at any time (i) there has occurred a Debenture Event of Default, (ii) the Company is in default with respect to its obligations under the Guarantee, or (iii) the Company has given notice of its election of an Extension Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing, the Company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (3) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities.

SUBORDINATION

    The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of the Company, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

    In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

    No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

    "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of such Person, and (vi) and every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include
(i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (v) Debt which constitutes Subordinated Debt.

    "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

    "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. "Claim," as used herein, has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

    The Indenture places no limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. As of September 30,

1997, the Company had aggregate Senior Debt, Subordinated Debt and Additional Senior Obligations of approximately $36.7 million. Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company subsidiaries, including obligations to depositors of the Subsidiary Banks.

PAYMENT AND PAYING AGENTS

    Payment of principal of and any interest on the Subordinated Debentures will be made at the office of the Debenture Trustee in Boston, Massachusetts, except that, at the option of the Company, payment of any interest may be made
(i) by check mailed to the address of the Person entitled thereto as such address appears in the register of holders of the Subordinated Debentures, or
(ii) by transfer to an account maintained by the Person entitled thereto as specified in the register of holders of the Subordinated Debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Subordinated Debentures will be made to the Person in whose name such Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents for the Subordinated Debentures or rescind the designation of any paying agent for the Subordinated Debentures; however, the Company will at all times be required to maintain a paying agent in each place of payment for the Subordinated Debentures.

    Any moneys deposited with the Debenture Trustee or any paying agent for the Subordinated Debentures, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to the Company on May 31 of each year or (if then held in trust by the Company) will be discharged from such trust and the holder of such Subordinated Debenture will thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

    The Debenture Trustee will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the registrar in Boston, Massachusetts. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

MODIFICATION OF INDENTURE

    The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected by such proposed modification, (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities and that if the consent of the holder of each Subordinated

Debenture is required, such modification will not be effective until each holder of Trust Securities has consented thereto.

DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

        (i) failure for 30 days to pay any interest on the Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

        (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

        (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

        (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

    The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

    The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

    If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, INTRUST Capital may become subject to the reporting obligations under the Exchange Act. The Company has the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

    The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures unless there has been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and any Person may not consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless (i) in the event the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures, (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, has occurred and is continuing, and (iii) certain other conditions as prescribed in the Indenture are met.

SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or redemption date, as the case may be.

GOVERNING LAW

    The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Kansas.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

    The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding, (i) to maintain directly or indirectly 100% ownership of the Common Securities of INTRUST Capital (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities), (ii) not to voluntarily terminate, wind up or liquidate INTRUST Capital, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of INTRUST Capital, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause INTRUST Capital to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                         DESCRIPTION OF THE GUARANTEE

    The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act. The Guarantee Trustee, State Street Bank and Trust Company, will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that INTRUST Capital may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of INTRUST Capital (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that INTRUST Capital has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that INTRUST Capital has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of INTRUST Capital (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent INTRUST Capital has funds available therefor at such time, and (b) the amount of assets of INTRUST Capital remaining available for distribution to holders of Preferred Securities in liquidation of INTRUST Capital. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing INTRUST Capital to pay such amounts to such holders.

    The Guarantee will not apply to any payment of Distributions except to the extent INTRUST Capital has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by INTRUST Capital, INTRUST Capital will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

    The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by INTRUST Capital or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Subsidiary Bank upon such Subsidiary Bank's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that Subsidiary Bank, except to the extent the Company may itself be recognized as a creditor of that Subsidiary Bank. The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

VOTING RIGHTS; AMENDMENTS AND ASSIGNMENT

    Pursuant to the Guarantee, if any Distributions payable on the Preferred Securities are in arrears for six quarterly periods, then the holders of the Preferred Securities, voting separately as a class, will be entitled at the next regular or special meeting of shareholders of the Company to elect two directors to the Board of Directors of the Company (such voting rights will continue until such time as the Distribution arrearage on the Preferred Securities has been paid in full). The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by INTRUST Capital for amendments to the Guarantee that would adversely affect the rights or privileges of the holders of the Preferred Securities. No vote of the holders of Preferred Securities will be required with respect to any amendments to the Guarantee which do not adversely affect the rights or privileges of such holders. See "Description of the Preferred Securities--Voting Rights;
Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against INTRUST Capital, the Guarantee Trustee or any other Person.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon (a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of INTRUST Capital, or (c) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of Kansas.

EXPENSE AGREEMENT

    The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom INTRUST Capital becomes indebted or liable, the full payment of any costs, expenses or liabilities of INTRUST Capital, other than obligations of INTRUST Capital to pay to the holders of the Preferred Securities or other similar interests in INTRUST Capital of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of INTRUST Capital may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                THE SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent INTRUST Capital has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and INTRUST
Capital believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of INTRUST Capital under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, INTRUST Capital will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when INTRUST Capital does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of INTRUST Capital (except the obligations of INTRUST Capital to holders of the Preferred Securities), and
(iv) the Trust Agreement further provides that INTRUST Capital will not engage in any activity that is not consistent with the limited purposes of INTRUST Capital.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, INTRUST Capital or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF INTRUST CAPITAL

    The Preferred Securities evidence a preferred undivided beneficial interest in the assets of INTRUST Capital. INTRUST Capital exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of INTRUST Capital, (ii) investing the gross proceeds of the Trust Securities in the

Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from INTRUST Capital (or from the Company under the Guarantee) if and to the extent INTRUST Capital has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Upon any voluntary or involuntary termination, winding-up or liquidation of INTRUST Capital involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by INTRUST Capital, the Liquidation Distribution in cash. See
"Description of the Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company (as set forth in the Indenture), but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of INTRUST Capital (other than the obligations of INTRUST Capital to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of the Preferred Securities which has been passed upon by Bryan Cave LLP, special counsel to the Company, insofar as it relates to matters of law and legal conclusions. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause the tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of the Preferred Securities may differ from the treatment described below.

    No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of the Preferred Securities. Moreover, this summary generally focuses on holders of the Preferred Securities who are individual citizens or residents of the United States and who acquire the Preferred Securities on their original issue at their offering price and hold the Preferred Securities as capital assets. This summary has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of the Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of the Preferred Securities.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

    The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF INTRUST CAPITAL

    Under current law and assuming full compliance with the terms of the Trust Agreement and Indenture (and certain other documents described herein), INTRUST Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and upon the occurrence of an Extension Period each holder will be required to include in its gross income any OID accrued with respect to its allocable share of the Subordinated Debentures whether or not cash is actually distributed to such holder.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

    Under recently issued Treasury regulations (the "Regulations"), a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by the Company of its option to defer the payment of stated interest on the Subordinated Debentures would prevent the Company from declaring dividends on any class of equity, the Company believes that the likelihood of its exercising the option is "remote" within the meaning of the Regulations. As a result, the Company intends to take the position that the Subordinated Debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the Subordinated Debentures will be includible in the ordinary income of a holder at the time that such payments are paid or accrued in accordance with the holder's regular method of accounting. Because the Regulations have not yet been addressed in any published rulings or other published interpretations issued by the Internal Revenue Service, it is possible that the Internal Revenue Service could take a position contrary to the position taken by the Company.

    If the Company were to exercise its option to defer the payment of stated interest on the Subordinated Debentures, the Subordinated Debentures would be treated, solely for purposes of the OID rules, as being "reissued" at such time with OID. The amount of interest income includible in the taxable income of a holder of the Subordinated Debentures would be determined on the basis of a constant yield method over the remaining term of the instrument regardless of the holder's method of tax accounting and the actual receipt of future payments of stated interest on the Subordinated Debentures would no longer be separately reported as taxable income. Consequently, a holder of the Preferred Securities would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held even though the Company would not be making any actual cash payments during the Extension Period. The amount of OID that would accrue, in the aggregate, during the Extension Period would be approximately equal to the amount of the cash payment due at the end of such period. Moreover, under the Regulations, if the option to defer the payment of interest income with respect to the Subordinated Debentures was determined not to be "remote," the Subordinated Debentures would be treated as having been originally issued with OID. In such event, all of a holder's taxable interest income would be accounted for as OID and any OID included in income would increase the holder's adjusted tax basis in the Subordinated Debentures and the holder's actual receipt of interest payments would reduce such basis.

    Because income on the Preferred Securities will constitute interest income for United States federal income tax purposes, corporate holders of the Preferred Securities will not be entitled to claim a dividends received deduction in respect of such income.

MARKET DISCOUNT AND ACQUISITION PREMIUM

    Holders of the Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF INTRUST CAPITAL

    Under certain circumstances, as described under "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination," the Subordinated Debentures may be distributed to holders of the Preferred Securities upon a liquidation of INTRUST Capital. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an adjusted tax basis in the Subordinated Debentures received in the liquidation equal to such holder's adjusted tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of INTRUST Capital would include the period for which such holder held the Preferred Securities.

    If, however, a Tax Event were to occur which resulted in INTRUST Capital being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination."

DISPOSITION OF PREFERRED SECURITIES

    Upon the sale of the Preferred Securities, a holder will recognize a gain or loss in an amount equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized in the sale (except to the extent of any amount received in respect of accrued but unpaid interest not previously included in income). A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID (if any) previously includible in the holder's gross income to the date of disposition and decreased by payments (if any) received on the Preferred Securities in respect of OID to the date of disposition. Such gain or loss generally will be a capital gain or loss. As a result of the recently enacted Taxpayer Relief Act of 1997, in the case of non-corporate taxpayers, the tax rates applicable to capital gains from the disposition of Preferred Securities generally will vary depending upon whether, at the time of disposition, the Preferred Securities have been held for more than twelve months or more than eighteen months.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the Subordinated Debentures are treated as having been issued, or reissued, with OID) with respect to the underlying Subordinated Debentures. A holder who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in ordinary income (i) any portion of the amount realized that is attributable to such accrued but unpaid interest to the extent not previously included in income, or (ii) any amount of OID, in either case, that has accrued on its pro rata share of the underlying Subordinated Debentures during the taxable year of sale through the date of disposition. Any such income inclusion will increase the holder's adjusted tax basis in its Preferred Securities disposed of. To the extent that the amount realized in the sale is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions applicable to non-corporate taxpayers, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

EFFECT OF RECENT CHANGES IN TAX LAWS

    Certain legislative proposals were made in 1996 and 1997 which, if enacted, could have adversely affected the ability of the Company to deduct interest paid on the Subordinated Debentures. These proposals were not, however, incorporated into the legislation enacted on August 5, 1997 as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, December 31, 2002. See "Description of the Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Interest paid on the Subordinated Debentures, or the amount of OID accrued on the Subordinated Debentures, if applicable, held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099, which forms should be mailed to such holders of the Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF THE PREFERRED SECURITIES. HOLDERS OF THE PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                             ERISA CONSIDERATIONS

    Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

    In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                 UNDERWRITING

    The Underwriters named below, represented by Stifel, Nicolaus & Company, Incorporated (the "Representative"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase from INTRUST Capital the number of Preferred Securities set forth opposite their respective names below. The several

Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                     NUMBER OF
                                 UNDERWRITER                                    PREFERRED SECURITIES
                                 -----------                                    --------------------
Stifel, Nicolaus & Company, Incorporated......................................

                                                                                       ---------

Total.........................................................................         2,000,000
                                                                                       =========

    The Representative has advised INTRUST Capital that the Underwriters propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at
such price less a concession not in excess of $         per Preferred Security.
The Underwriters may allow, and such dealers may reallow, a discount not in
excess of $         per Preferred Security to certain other dealers. After
the initial public offering, the public offering price, concession and discount may be changed. Because the National Association of Securities
Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters for arranging the investment therein of such proceeds
$         per Preferred Security (or $         in the aggregate) for the
account of the several Underwriters.

    INTRUST Capital has granted the Underwriters an option to purchase up to an additional 300,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional Preferred Securities that the number of Preferred Securities to be purchased initially by the Underwriter is of the 2,000,000 Preferred Securities initially purchased by the Underwriter. To the extent that the Underwriters exercise such option to purchase additional Preferred Securities, INTRUST Capital will issue and sell to the Company additional Common Securities in an aggregate Liquidation Amount equal to at least 3% of the total capital of INTRUST Capital and the Company will issue and sell to INTRUST Capital Subordinated Debentures in an aggregate principal amount equal to the aggregate Liquidation Amount of the additional Preferred Securities being purchased pursuant to the option.

    Although, application has been made to have the Preferred Securities listed for trading on the American Stock Exchange, Inc., no assurances can be made as to the liquidity of such Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Representative, and the offering price of the Preferred Securities may not be indicative of the market price following the offering.

    INTRUST Capital and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

    In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Commission's (as defined herein) Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which an Underwriter creates a short position for its own account by selling more Preferred Securities than it is committed to purchase from INTRUST Capital. In such case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. Each Underwriter also may engage in stabilizing transactions in which it bids for, and purchases, Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concessions allowed to a dealer if the Underwriters repurchase Preferred Securities distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

                            VALIDITY OF SECURITIES

    Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of INTRUST Capital will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and INTRUST Capital. Certain legal matters for the Company and INTRUST Capital, including the validity of the Guarantee and the Subordinated Debentures, will be passed upon for the Company and INTRUST Capital by Bryan Cave LLP, St. Louis, Missouri, counsel to the Company and INTRUST Capital. Certain legal matters will be passed upon for the Underwriters by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Counsel for the Company, INTRUST Capital and the Underwriters will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Bryan Cave LLP.

                                    EXPERTS

    The audited consolidated financial statements of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, previously filed by the Company with the Commission pursuant to Section 15(d) of the Exchange Act, are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

        (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

    All reports filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO JAY L. SMITH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, INTRUST FINANCIAL CORPORATION, 105 NORTH MAIN STREET, BOX ONE, WICHITA, KANSAS 67202. TELEPHONE REQUESTS MAY BE DIRECTED TO (316) 383-1111.

                             AVAILABLE INFORMATION

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and INTRUST Capital with the Securities and Exchange Commission (the "Commission") under the Securities Act, with respect to the Preferred Securities, the Subordinated Debentures and the Guarantee. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Trust Agreement, the Indenture and the Guarantee. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, INTRUST Capital, the Preferred Securities, the Subordinated Debentures and the Guarantee. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. INTRUST Capital is not currently subject to the information reporting requirements of the Exchange Act and, although INTRUST Capital will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that INTRUST Capital will be filing separate reports under the Exchange Act. The Company's reports and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

    No separate financial statements of INTRUST Capital have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of INTRUST Capital will be owned by the Company, a reporting company under the Exchange Act; (ii) INTRUST Capital has no independent operations but exists solely for the sole purpose of issuing securities representing undivided beneficial interests in the assets of INTRUST Capital and investing the proceeds thereof in Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of INTRUST Capital under the Indenture and pursuant to the Trust Agreement, the Guarantee issued by Company with respect to the Preferred Securities, the Subordinated Debentures purchased by INTRUST Capital and the related Indenture, taken together, constitute, in the belief of the Company and INTRUST Capital, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

--------------------------------------------------

                                     TABLE OF CONTENTS
                                                                                        PAGE
                                                                                        ----
Prospectus Summary..............................................................          2

Summary Consolidated Financial Data.............................................          7

Risk Factors....................................................................          8

Use of Proceeds.................................................................         13

Market for the Preferred Securities.............................................         13

Accounting Treatment............................................................         13

Capitalization..................................................................         14

Description of the Preferred Securities.........................................         15

Description of the Subordinated Debentures......................................         24

Description of the Guarantee....................................................         32

Relationship Among the Preferred Securities, the Subordinated Debentures and the
  Guarantee.....................................................................         34

Certain Federal Income Tax Consequences.........................................         35

ERISA Considerations............................................................         38

Underwriting....................................................................         38

Validity of Securities..........................................................         40

Experts.........................................................................         40

Incorporation of Certain Documents by Reference.................................         40

Available Information...........................................................         41

                     ------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTRUST FINANCIAL CORPORATION, INTRUST CAPITAL TRUST OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INTRUST FINANCIAL CORPORATION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

--------------------------------------------------

               --------------------------------------------------

                        2,000,000 PREFERRED SECURITIES

                                    INTRUST
                                 CAPITAL TRUST

                     % CUMULATIVE TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY

                                 INTRUST BANK

                                    INTRUST
                                   FINANCIAL
                                  CORPORATION

                              -------------------

                                  $50,000,000
                            % SUBORDINATED DEBENTURES
                                      OF
                                    INTRUST
                                   FINANCIAL
                                  CORPORATION

                              -------------------
                                  Prospectus
                                        , 1997
                           ------------------------

                          STIFEL, NICOLAUS & COMPANY
                                 INCORPORATED

               ---------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14--OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   SEC Registration Fee..............................   $17,424

   NASD Filing Fee...................................     6,250

   American Stock Exchange, Inc. Listing Fee.........    15,000

   Blue Sky Qualification Fees and Expenses..........

   Accounting Fees and Expenses......................

   Legal Fees and Expenses...........................

   Trustees' Fees and Expenses.......................

   Printing and Engraving Expenses...................

   Transfer and Registrar Fees.......................

   Miscellaneous.....................................
                                                        -------
       Total.........................................   $
                                                        =======

ITEM 15--INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 17-6305 of the Kansas general corporation code provides for indemnification by a corporation or its officers and directors and certain other persons as follows:

        (a) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        (b) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

        (d) Any indemnification under subsections (a) and (b), unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard or conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses incurred by a director or officer in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the officer or director is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may also be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusively of any other rights to which those seeking indemnifications or advancement of expense may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in a person's official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Section 17-6002(b)(8) of the Kansas general corporation code provides that a corporation's certificate of incorporation may contain:

    (8) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders, policy holders or members for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, policyholders or members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under the provisions of K.S.A. 17-6424 [relating to unlawful dividend payments or stock redemptions or repurchases] and amendments thereto or (D) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall also be deemed to refer to a member of the governing body of a corporation which is not authorized to issue capital stock.

    Article Ninth of the Company's Restated Articles of Incorporation provides:

    Any person, or such person's heir, executor or administrator may be indemnified or reimbursed by the Company for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of being or having been a director, officer or employee of the Company or of any firm, corporation or organization which such person served in any such capacity at the request of the Company; provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or pending as to which such person shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of such person's duties to the Company; and, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement, except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Company, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit or proceeding, constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall specifically include all matters arising from merger and acquisition decisions made by the director, officer or employee and shall not be exclusive of other rights to which such person, or such person's heir, executor or adminitrator may be entitled as a matter of law.

    The Company may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnification is allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers or employees.

ITEM 16--EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

        1.1  Form of Underwriting Agreement.

        1.2  Form of Agreement Among Underwriters

        4.1  Form of Indenture.

        4.2 Form of Subordinated Debenture (included as an exhibit to Exhibit 4.1).

        4.3  Certificate of Trust of INTRUST Capital Trust.

        4.4  Trust Agreement of INTRUST Capital Trust.

        4.5  Form of Amended and Restated Trust Agreement.

        4.6  Form of Preferred Security Certificate (included as an exhibit to
             Exhibit 4.5).

        4.7  Form of Preferred Securities Guarantee Agreement.

        4.8 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).

        5.1 Opinion of Bryan Cave LLP, as to the validity of the issuance of the Subordinated Debentures.

        5.2 Opinion of Richards, Layton & Finger, special Delaware counsel, as to the legality of the Preferred Securities.

        8.1 Opinion of Bryan Cave LLP, as to certain federal income tax matters.

       12.1 Statements Regarding Computation of Ratio of Earnings to Fixed Charges.

       23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.

       23.2 Consent of Bryan Cave LLP (included in their opinions field herewith as Exhibits 5.1 and 8.1).

       23.3 Consent of Richards, Layton & Finger (included in their opinions filed herewith as Exhibit 5.2).

       24.1  Power of Attorney (included on the signature page).

       25.1 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Indenture.

       25.2 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Amended and Restated Trust Agreement.

       25.3 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Preferred Securities Guarantee Agreement.

    (b) Financial Statement Schedules--Not applicable as all required information is contained in the financial statements and the notes thereto or in the selected financial data.

ITEM 17--UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under "Item 15--Indemnification of Directors and Officers" above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes that: (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wichita, Kansas on November 18, 1997.

                                       INTRUST FINANCIAL CORPORATION


                                       By:        /s/ C. Q. CHANDLER
                                          ------------------------------------
                                                      C. Q. Chandler
                                                Chairman of the Board and
                                                 Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wichita, Kansas on November 18, 1997.

                                       INTRUST CAPITAL TRUST


                                       By:         /s/ C. Q. CHANDLER
                                          ------------------------------------
                                                 C.Q. Chandler, Trustee


                                       By:          /s/ JAY L. SMITH
                                          ------------------------------------
                                                  Jay L. Smith, Trustee


                                       By:           /s/ BRIAN SULLIVAN
                                          ------------------------------------
                                                  Brian Sullivan, Trustee

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Q. Chandler IV, Jay L. Smith and Brian Sullivan and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                          TITLE                       DATE
          ---------                          -----                       ----
      /s/ C. Q. CHANDLER          Chairman of the Board and       November 18, 1997
-------------------------------   Chief Executive Officer
        C. Q. Chandler            (Principal Executive Officer


       /s/ JAY L. SMITH           Senior Vice President and       November 18, 1997
-------------------------------   Chief Financial Officer
         Jay L. Smith             (Principal Financial and
                                  Principal Accounting Officer)


     /s/ RONALD L. BALDWIN        Director                        November 18, 1997
-------------------------------
      Ronald L. Baldwin


       /s/ C. ROBERT BUFORD       Director                        November 18, 1997
-------------------------------
          C. Robert Buford

       /s/ FRANK L. CARNEY        Director                        November 18, 1997
-------------------------------
       Frank L. Carney


                                  Director                        November   , 1997
-------------------------------
      Richard G. Chance


     /s/ C. Q. CHANDLER IV        Director                        November 18, 1997
-------------------------------
      C. Q. Chandler IV


    /s/ GEORGE T. CHANDLER        Director                        November 18, 1997
-------------------------------
      George T. Chandler


     /s/ STEPHEN L. CLARK         Director                        November 18, 1997
-------------------------------
       Stephen L. Clark


     /s/ ROBERT L. DARMON         Director                        November 18, 1997
-------------------------------
       Robert L. Darmon

                                     II-6

          SIGNATURE                          TITLE                      DATE
          ---------                          -----                      ----
     /s/ CHARLES W. DIEKER        Director                        November 18, 1997
-------------------------------
      Charles W. Dieker


       /s/ W. J. EASTON           Director                        November 18, 1997
-------------------------------
         W. J. Easton


    /s/ MARTIN K. EBY, JR.        Director                        November 18, 1997
-------------------------------
      Martin K. Eby, Jr.


    /s/ RICHARD M. KERSCHEN       Director                        November 18, 1997
-------------------------------
     Richard M. Kerschen


      /s/ THOMAS D. KITCH         Director                        November 18, 1997
-------------------------------
       Thomas D. Kitch


       /s/ ERIC T. KNORR          Director                        November 18, 1997
-------------------------------
        Eric T. Knorr


                                  Director                        November   , 1997
-------------------------------
       Charles G. Koch


       /s/ J. V. LENTELL          Director                        November 18, 1997
-------------------------------
        J. V. Lentell


     /s/ WILLIAM B. MOORE         Director                        November 18, 1997
-------------------------------
       William B. Moore


                                  Director                        November   , 1997
-------------------------------
     Paul A. Seymour, Jr.


     /s/ DONALD C. SLAWSON        Director                        November 18, 1997
-------------------------------
      Donald C. Slawson


    /s/ JOHN T. STEWART III       Director                        November 18, 1997
-------------------------------
     John T. Stewart III

                                 EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------

 1.1        Form of Underwriting Agreement.

 1.2        Form of Agreement Among Underwriters.

 4.1        Form of Indenture.

 4.2        Form of Subordinated Debenture (included as an exhibit to Exhibit 4.1).

 4.3        Certificate of Trust of INTRUST Capital Trust.

 4.4        Trust Agreement of INTRUST Capital Trust.

 4.5        Form of Amended and Restated Trust Agreement.

 4.6        Form of Preferred Security Certificate (included as an exhibit to Exhibit 4.5).

 4.7        Form of Preferred Securities Guarantee Agreement.

 4.8        Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).

 5.1        Opinion of Bryan Cave LLP, as to the validity of the issuance of the Subordinated Debentures.

 5.2        Opinion of Richards, Layton & Finger, special Delaware counsel, as to the legality of the Preferred
            Securities.

 8.1        Opinion of Bryan Cave LLP, as to certain federal income tax matters.

12.1        Statements Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1        Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2        Consent of Bryan Cave LLP (included in their opinions field herewith as Exhibits 5.1 and 8.1).

23.3        Consent of Richards, Layton & Finger (included in their opinions filed herewith as Exhibit 5.2).

24.1        Power of Attorney (included on the signature page).

25.1        Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the
            Indenture.

25.2        Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the
            Amended and Restated Trust Agreement.

25.3        Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the
            Preferred Securities Guarantee Agreement.

                                           II-8